Exhibit 2.1
Pacific Alliance Corporation
Form 8-K
File No. 000-51777

EXCHANGE AGREEMENT

by and among

Superior Filtration Products, LLC,
a Florida limited liability company,

and

the Members of
Superior Filtration Products, LLC,

on the one hand;

and

Pacific Alliance Corporation,
a Delaware corporation,

on the other hand

EXCHANGE AGREEMENT

This Exchange Agreement (the “Agreement”) is made and entered into effective this 26th day of June, 2009 by and among Superior Filtration Products, LLC, a Florida limited liability company (“Superior”), and the Members of Superior listed on the signature page hereof (“Signature Page”) (each, a “Superior Member,” collectively, the “Superior Members”), on the one hand; and Pacific Alliance Corporation, a Delaware corporation (“Pacific”), on the other hand.

RECITALS

The Board of Directors of Pacific and the Manager of Superior, have adopted resolutions approving and adopting the proposed transaction whereby Pacific will acquire from the Superior Members all of the issued and outstanding Membership Interests of Superior in exchange for shares of Series A Preferred Stock of Pacific (the "Exchange"), upon the terms and conditions set forth in this Agreement.

Each Superior Member owns the Superior Membership Interests identified on the Signature Page.

Superior will enter into this Agreement for the purpose of evidencing its consent to the consummation of the Exchange and for the purpose of making certain representations, warranties, covenants and agreements.

The parties intend that the terms and conditions of this Agreement comply in all respects with Section 351 of the Internal Revenue Code and the regulations corresponding thereto, so that the Exchange shall qualify as a tax free transaction under the Code.

NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE I
THE EXCHANGE AND THE TRANSACTION

1.1           The Exchange.  Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined), the Superior Members will sell, convey, assign, transfer and deliver to Pacific, certificates or other evidence representing all issued and outstanding Superior Membership Interests, and Pacific will issue to each Superior Member, in exchange for such Superior Member’s Superior Membership Interests, a stock certificate representing the number of shares of Pacific Series A Preferred Stock (“Exchange Shares”) set forth on the Signature Page.  The parties intend that this transaction qualify as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended and related sections thereunder. A form of Certificate of Designation of the Series A Preferred Stock (the “Certificate of Designation”) which describes the characteristics of the Exchange Shares is set forth on Exhibit 1.1, attached hereto.

1.2           The Contract Transfer.  As a condition to the Exchange agreed to herein, Superior Member, Steven Clark hereby agrees to transfer to Pacific, all of his, right, title and interest in a certain agreement with Superior Die as described in Exhibit 1.2 attached hereto.

1.3           Closing. The closing of the Exchange (the "Closing") shall take place at such time and place as mutually determined by the parties as may be mutually agreed upon by the parties when all conditions precedent have been met and all required documents have been delivered, but in no event later than July 31, 2009 (“Closing Date”). The documents to be delivered at Closing are set forth in Article X of this Agreement.

1.4           Basic Transaction. The transaction agreed to herein (the “Transaction”) is as follows:

(a)           Pacific will acquire all of the outstanding Superior Membership Interests from the Superior Members in exchange for the Exchange Shares.  The total number of Exchange Shares to be issued at Closing will be 1,000,000.  The Exchange Shares will be convertible into shares of Pacific common stock (“Conversion Shares”).  The Conversion Ratio shall be that ratio which will result in the issuance of 606,600,000 shares of Pacific common stock if all 1,000,000 Exchange Shares are converted into Conversion Shares. The number of Exchange Shares to be issued to the Superior Members for each of their Membership Interest is set forth on the Signature Page.

(b)           No registration rights will be granted in connection with the Exchange Shares or the Conversion Shares.

(h)           Prior to or effective at the Closing, the persons listed on Schedule 1.4 shall be appointed and/or elected as officers and directors of Pacific.

1.5           Post Closing Financial Statements.  The parties acknowledge that Pacific is required to file with the SEC a Form 8-K within four days following the Closing. The parties acknowledge that such Form 8-K must provide Form 10 information about Superior.  The parties further acknowledge that the financial statements of Superior required by Regulation of S-X, as adopted by the SEC, together with proforma financial statements, must be filed with such Form 8-K.  The Superior Members shall take all action necessary to provide Pacific with Form 10 information about Superior and to cause such required financial statements to be filed within the required time period.

1.6           General Release.  Each of the Superior Members shall execute and deliver a General Release in the form of Exhibit 1.6 attached hereto.

ARTICLE II
DEFINITIIONS

For purposes of this Agreement and the Exhibits and Schedules attached hereto, the following terms shall have the meanings specified or referred to below, unless the context otherwise requires:

“Affiliate” means with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person; it being understood and agreed that, for purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” means this Exchange Agreement, including all amendments hereof and all Exhibits and Schedules hereto.

“Certificate of Designation” has the meaning set forth in Section 1.1. A copy of the form of Certificate of Designation is set forth as Exhibit 1.1 attached hereto.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Equivalents” means any securities of Pacific which would entitle the holder thereof to acquire at any time any Pacific common stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.

“Consent” means any approval, consent, ratification, waiver, or other authorization, release or similar action that is necessary (including any Governmental Authorization).

“Conversion Shares” has the meaning set forth in Section 1.4

“Disclosure Schedule” means the schedule of exceptions attached hereto and incorporated herein.

“Exchange” means the exchange of the Superior Membership Interests for Exchange Shares at the Closing pursuant to the terms and conditions of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” means the shares of Pacific Series A Preferred Stock to be issued to the Superior Members in the Exchange.

“Financial Statements of Superior” has the meaning set forth in Section 4.2.

“Financial Statements of Pacific” has the meaning set forth in Section 5.3.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Release” – the mutual general release executed by Pacific and each of Sellers in the form attached hereto as Exhibit 1.6.

“Governmental Authorizations” means any:  (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any contract with any Governmental Body.

“Governmental Body” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature, including any governmental agency, branch, department, board, official, or entity and any court or other tribunal; (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; and any Person, directly or indirectly, owned by and subject to the control of any of the foregoing.

“Intellectual Property” means collectively, the following intangible assets that are owned or used by the Company in connection with the Business:

(i)           all fictitious business names, and any trade names, registered and unregistered trademarks, servicemarks and logos, together with all translations, adaptations, derivations and combinations thereof that are used in connection therewith and including all goodwill associated therewith and any applications or registrations therefor, and renewals in connection therewith (collectively, the “Marks”);

(ii)           all patents and patent applications and patent disclosures, together with all reissuances, continuations (in whole or in part), revisions and reexaminations thereof (collectively, the “Patents”);

(iii)           all copyrights in both published works and unpublished works that are material to the conducting of the Business and all applications, renewals and registrations thereof (collectively, the “Copyrights”);

(iv)           all inventions (whether or not patentable), all proprietary rights and business information (including, but not limited to, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer/subscriber lists, supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”); and

(v)           all computer software and databases (including data and related documentation) other than “off-the-shelf” software (“Software”).

“Knowledge of Superior” means the actual knowledge of any of the Superior Members or the Superior Manager.

“Knowledge of Pacific” means the actual knowledge of any of the executive officers of Pacific.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), deposit arrangement, collateral assignment, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom; provided, however, that the term “Lien” shall not include statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due.

“Material Adverse Effect” means any event or events or any change in or effect on the Parties’ financial condition, business, operations, assets, properties, or results of operations that, when taken as a whole, (i) has materially interfered or is reasonably likely to materially interfere with the ongoing operations of the Parties’ business or (ii) singly or in the aggregate has resulted in, or is reasonably likely to have, a material adverse effect on the ongoing conduct of the business of the Parties; provided, however, that any adverse effect arising out of or resulting from (x) an event or series of events or circumstances affecting the United States economy generally or the economy generally of any other country in which the Parties operate or (y) the entering into of this Agreement and the consummation of the transactions contemplated thereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

“Membership Interest(s)” means any equity ownership interest in Superior held by any person or entity.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body (or any department, agency, or political subdivision thereof).

“Pacific” has the meaning set forth in the introductory paragraph of this Agreement.

“Pacific Financial Statements” means the audited financial statements of Pacific as of and for the years ended December 31, 2008 and December 31, 2007, and the unaudited financial statements as of and for the three month period ended March 31, 2009.

“Pacific SEC Documents” has the meaning set forth in Section 5.18.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Signature Page” has the meaning set forth in the introductory paragraph of this Agreement

“Superior” has the meaning set forth in the introductory paragraph of this Agreement.

“Superior Members” has the meaning set forth in the introductory paragraph of this Agreement.

“Superior Membership Interest” has the meaning set forth in the Recitals of this Agreement.

“Superior Financial Statements” means the audited financial statements of Superior as of and for the years ended December 31, 2008 and December 31, 2007 and the unaudited financial statements as of and for the three month period ended March 31, 2009.

“Subsidiary” means with respect to any Person, (i) any corporation at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; (ii) any general partnership, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; and (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner.  For the purposes of this definition, “voting stock” means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, filing, questionnaire, information return, election or other document required or permitted to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Tax authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing), including any schedule or attachment thereto and any amendment thereof.

“Transaction” means the Exchange and other actions described in Section 1.4 of this Agreement

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SUPERIOR MEMBERS

Each Superior Member hereby represents and warrants to Pacific as follows:

3.1           Ownership of the Superior Membership Interests.  Such Superior Member owns, beneficially and of record, good and marketable title to the Superior Membership Interests as set forth adjacent to such Superior Member’s name on the Signature Page free and clear of all Liens, adverse claims, proxies, options or stockholders' agreements. Each Superior Member represents that he or she has no right or claims whatsoever to any Superior Membership Interest, other than as listed on Superior’s records and does not have any options, warrants or any other instruments entitling such Superior Member to exercise to purchase any Superior Membership Interest.  At the Closing, the Superior Members will convey to Pacific good and marketable title to the Superior Membership Interests, free and clear of any Liens, security interests, liens, adverse claims, encumbrances, equities, proxies, options, stockholders' agreements or restrictions.

3.2           Authority Relative to this Agreement.  This Agreement has been duly and validly executed and delivered by such Superior Member and constitutes a valid and binding agreement of such Superior Member, enforceable against such Superior Member in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

3.3           Investment.  Such Superior Member (a) is acquiring the Exchange Shares solely for his/her/its own account for investment purposes, and not with a view to the distribution thereof, (b) is a sophisticated investor with knowledge and experience in business and financial matters, (c) has received certain information concerning Pacific and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Exchange Shares, and (d) is able to bear the economic risk of acquiring the Exchange Shares pursuant to the terms of this Agreement, including a complete loss of his/her/its investment in the Exchange Shares.  If the Exchange Shares are not registered at the Closing Time, the certificates evidencing the Exchange Shares shall bear a restrictive legend indicating such Exchange Shares have been issued in a non-registered transaction and restricted securities as that term is defined in Rule 144 promulgated under the Securities Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE SUPERIOR AND THE SUPERIOR MEMBERS

Superior and each of the Superior Members, hereby represents and warrants as follows, which warranties and representations shall also be true as of the Closing except as set forth in the disclosure schedule attached to this Agreement (the Superior “Disclosure Schedule”).  The Superior Disclosure Schedule is arranged in paragraphs corresponding to the numbered paragraphs contained in this Article IV.

4.1           Authorization of Transaction.  Superior has the power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Members and Manager of Superior. This Agreement has been duly executed and delivered by Superior and constitutes a legal, valid and binding obligation of Superior, enforceable against Superior in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

4.2           Financial Statements.  Attached hereto as Schedule 4.2 is a true and complete copy of the Superior Financial Statements.  The Superior Financial Statements fairly present, in all material respects, the financial condition of Superior as of the date thereof and the results of its operations for the periods then ended.  Other than as set forth herein or in Schedule 4.2, there are no material Liabilities (including, but not limited to, tax liabilities), obligations or claims (whether such Liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured) not disclosed or referenced in Superior Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since March 31, 2009; and no such contracts or obligations occurring in the ordinary course of business constitute Liens or other Liabilities which materially alter the financial condition of Superior as reflected in the Superior Financial Statements.  The Superior Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except for the absence of footnotes, in the case of unaudited financial statements).

4.3           No Adverse Changes.  Except as set forth on Schedule 4.3, since March 31, 2009, there has not been any material, adverse change in the condition of Superior (financial or otherwise).

4.4           No Litigation or Proceeding.  Superior is not a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in Superior Financial Statements, and to the Knowledge of Superior there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Superior or the management or properties of Superior.

4.5           Organization. Superior has been duly organized as a limited liability company and is validly existing and in good standing under the laws of the State of Florida, and has the power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where so required except where the failure to so qualify would have no Material Adverse Effect on Superior.  The Articles of Organization of Superior as amended, and the Operating Agreement of Superior as amended, are set forth on Schedule 4.5 attached hereto.

4.6           Taxes.  Superior has filed all Tax Returns which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in Superior Financial Statements for the payment of all Taxes, fees, or assessments which has or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Superior is not delinquent or obligated for any Tax, penalty, interest, delinquency or charge and there are no tax liens or encumbrances applicable to it.

4.7           Capitalization.  Superior is a limited liability company formed under the laws of the State of Florida. A description of the outstanding Superior Membership Interests is set forth on Schedule 4.7 attached hereto.  All outstanding Superior Membership Interests are, and shall be at Closing, validly issued, fully paid and nonassessable.  There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Superior is a party or by which Superior is bound with respect to the voting of any Superior Membership Interest.  There are no outstanding obligations to repurchase, redeem or otherwise acquire any Superior Membership Interest.

4.8           Contracts. Except as set forth on Schedule 4.8, Superior does not have any material contracts, leases, arrangements or commitments (whether oral or written). Superior is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

4.9           No Breaches of Contracts. Superior has not materially breached any material agreement to which it is a party.

4.10           Intellectual Property.  Superior owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of Superior as presently conducted.  Each item of Intellectual Property owned or used by Superior immediately prior to the Closing will be owned or available for use by Superior on identical terms and conditions immediately subsequent to the Closing.  Superior has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses. Superior has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties.

Schedule 4.10 identifies each patent or registration which has been issued to Superior with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Superior has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Superior has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).  With respect to each item of Intellectual Property required to be identified in Schedule 4.10:

(a)           Superior possesses all right, title, and interest in and to the item, free and clear of any lien, charge, encumbrance, license or other restriction;

(b)           the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(c)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(d)           Schedule 4.10 identifies each item of Intellectual Property that any third party owns and that Superior uses pursuant to license, sublicense, agreement, or permission.  With respect to each item of Intellectual Property required to be identified in Schedule 4.10:

(i)           the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)           the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)           no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)           no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v)           with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi)           the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(vii)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

4.11           Questionable Payments. Neither Superior, nor any employee, agent or representative of Superior has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Superior funds or made any payments from Superior’s funds to governmental officials for improper purposes or made any illegal payments from Superior’s funds to obtain or retain business.

4.12           Title to Assets.  Superior has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it located on its premises, or shown on the most recent balance sheet included in Superior’s Financial Statements or acquired after the date thereof, free and clear of any liens, charges or encumbrances, except for properties and assets disposed of in the ordinary course of business since the date of the such most recent balance sheet.

4.13           No Subsidiaries. Superior has no Subsidiary.

4.14           Books and Records.  The financial records, minute books, and other documents and records of Superior have been or will be made available to Pacific prior to the Closing.

4.15           Consents and Non-Contravention.  The execution and delivery by Superior of this Agreement and the closing documents and the consummation by Superior of the Transaction do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Body applicable to Superior, or its business or assets; (iii) constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Superior, is a party or to which any of them is otherwise subject; and (iv) violate or conflict with any provision of the Articles of Organization or Operating Agreement of Superior.  Superior is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder, restrict or impair the continued operation of the business of Superior after the Closing.

4.16           Compliance with Securities Laws. Superior has complied with all of the provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its Membership Interest issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of Superior’s Membership Interests were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of rescission.

4.17           Legal Compliance.  To the knowledge of Superior, it is and has been, in compliance with, and has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. Superior has not received notice of any noncompliance with the foregoing, nor does it have knowledge of any claims or threatened claims in connection therewith. Without limiting the foregoing, to the knowledge of Superior, (i) Superior and any other person or entity for whose conduct Superior is legally held responsible are and have been in compliance with all applicable federal, state, regional, and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither Superior nor any other person for whose conduct Superior is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of Superior’s properties or in connection with Superior’s operations. There is no pending or, to the knowledge of Superior, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Body or other entity relating to any environmental law involving Superior.

4.18           Undisclosed Liabilities  Superior has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth in the Superior March 31, 2009 financial statements (ii) liabilities set forth in Schedule 4.18, and (iii) of liabilities that have arisen after the most recent fiscal month end in the Ordinary Course of Business and Liabilities incurred in connection with the transactions contemplated by this Agreement.

4.19           Certain Business Relationships With Superior.  Except as disclosed in the Superior Financial Statements or as set forth in Schedule 4.19, none of the Superior Member’s nor any member of such Superior Member’s family has been involved in any material business arrangement or relationship with Superior within the past twelve (12) months, and none of the Superior Member’s nor any member of such Superior Member’s family owns any material asset, tangible or intangible, that is used in the business of Superior.

4.20           Employee and Consultants.  Superior has provided to Pacific an accurate and complete list of all of its current employees, consultants or independent contractors.  Superior is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar contract or agreement, or any other contract or agreement to provide severance payments or benefits to any employee upon termination of employment.

4.21           Permits and Licenses. Superior holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted except where the failure to obtain such permits, licenses, certificates or other authorization would have no Material Adverse Effect on Superior.

        4.22           No Disagreements With lawyers or Accountants. There are no disagreements of any kind presently existing, or reasonably anticipated by Superior to arise, between the accountants and lawyers formerly or presently employed by Superior.

        4.23           Broker's Fees. Neither Superior, nor anyone on its behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

        4.24           Representations and Warranties. No representation or warranty by Superior contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no current or prior event or condition of any kind or character pertaining to Superior that may reasonably be expected to have a material adverse effect on Superior. Except as specifically indicated elsewhere in this Agreement, all documents delivered by Superior in connection herewith have been and will be complete originals, or exact copies thereof.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PACIFIC

Pacific hereby represents and warrants as follows, which warranties and representations shall also be true as of the Closing except as set forth in the disclosure schedule attached to this Agreement (the “Pacific Disclosure Schedule”).  The Pacific Disclosure Schedule is arranged in paragraphs corresponding to the numbered paragraphs contained in this Article 5.

5.1           Delivery of Pacific Exchange Shares to Superior Members. As of the Closing, the Exchange Shares to be issued and delivered to the Superior Members in the Exchange will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of Pacific common stock, will not be issued in violation of any preemptive or similar rights, will be issued free and clear of all Liens.

5.2           Authorization of Transaction. Pacific has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized by the Board of Directors of Pacific.  This Agreement has been duly executed and delivered by Pacific and constitutes a legal, valid and binding obligation of Pacific, enforceable against Pacific in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

5.3           Financial Statements. Pacific has made available to Superior and the Superior Members through the SEC’s EDGAR System, a true and complete copy of the Pacific Financial Statements.  The Pacific Financial Statements fairly present, in all material respects, the financial condition of Pacific as of the date thereof and the results of its operations for the periods then ended.  Other than as set forth herein or in Schedule 5.3 there are no material Liabilities (including, but not limited to, tax liabilities), obligations or claims (whether such liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured) not disclosed or referenced in Pacific Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the ordinary course of business since March 31, 2009; and no such contracts or obligations occurring in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of Pacific as reflected in Pacific Financial Statements.  Pacific Financial Statements have been prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto and except for the absence of footnotes, in the case of unaudited financial statements).

5.4           No Adverse Changes. Except as set forth on Schedule 5.4, since March 31, 2009, there has not been any material adverse change in the condition of the Pacific (financial or otherwise).

5.5           No Litigation or Proceeding.  Pacific is not a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in Pacific Financial Statements, and to the Knowledge of Pacific there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Pacific or the management or properties of Pacific.

5.6           Organization.  Pacific is duly organized, validly existing and in good standing under the laws of the State of Delaware; has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on Pacific.

5.7           Taxes.  Except as set forth in Schedule 5.7, Pacific has filed all Tax Returns, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the Pacific Financial Statements for the payment of all Taxes, fees, or assessments which have or may become due pursuant to such returns, filings or reports or pursuant to any assessments received. Pacific is not delinquent or obligated for any Tax, penalty, interest, delinquency or charge and there are no Tax liens or encumbrances applicable to it.

5.8           Capitalization.  As of the date of this Agreement, Pacific’s authorized capital stock consists of (i) 100,000,000 shares of Common Stock, $0.001 par value per share (the “Pacific Common Stock”), of which 37,382,000 shares of Pacific Common Stock are issued and outstanding; and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (the “Pacific Common Stock”), of which no shares of are issued and outstanding  All outstanding shares of capital stock of Pacific are, and shall be at Closing, validly issued, fully paid and nonassessable.  Except as described in Schedule 5.8, there are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of Pacific.  There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Pacific is a party or by which Pacific is bound with respect to the voting of any capital stock of Pacific.  Except as set forth on Schedule 5.8, there are no outstanding stock appreciation rights, phantom stock or similar rights with respect to any capital stock of Pacific. There are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of capital stock of Pacific.

The capitalization of Pacific immediately following the Closing is set forth on schedule 5.8.  At the time of Closing, the Superior Members will own not less than 80% of the total Pacific Common Stock Equivalents issued and outstanding.

5.9           Contracts. Except as set forth on Schedule 5.9, Pacific does not have any material contracts, leases, arrangements or commitments (whether oral or written). Pacific is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

5.10           No Breaches of Contracts. Pacific has not materially breached any material agreement to which it is a party.

5.11           Books and Records. The financial records, minute books, and other documents and records of Pacific have been or will be made available to Superior prior to the Closing.

5.12           Intellectual Property.  Except for off-the-shelf software, Pacific owns no license, sublicense, agreement, or Intellectual Property.

5.13           Questionable Payments. Neither Pacific, nor any employee, agent or representative of Pacific has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Pacific funds or made any payments from Pacific’s funds to governmental officials for improper purposes or made any illegal payments from Pacific’s funds to obtain or retain business.

5.14           Title to Assets.  Pacific has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it located on its premises, or shown on the most recent balance sheet included in Pacific’s Financial Statements or acquired after the date thereof, free and clear of any liens, charges or encumbrances, except for properties and assets disposed of in the ordinary course of business since the date of the such most recent balance sheet.

5.15           Subsidiaries.  Pacific has no subsidiaries.

5.16           Compliance with Securities Laws. To the best of its knowledge, except as set forth on Schedule 5.16, Pacific has complied with all of the provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of Pacific’s capital stock were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of rescission. All information regarding Pacific which has been provided to Superior by Pacific or set forth in any document or other communication, disseminated to any former, existing or potential shareholders of Pacific or to the public or filed with the NASD, the SEC or any state securities regulators or authorities is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

5.17           Legal Compliance. Except as described in Schedules 5.16 and 5.17, to the knowledge of Pacific, it is and has been, in compliance with, and Pacific has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. Pacific has not received notice of any noncompliance with the foregoing, nor does it have knowledge of any claims or threatened claims in connection therewith. Pacific has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports Pacific has previously filed with the SEC.   Without limiting the foregoing, to the knowledge of Pacific, (i) Pacific and any other person or entity for whose conduct Pacific is legally held responsible are and have been in compliance with all applicable federal, state, regional, and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control, and (ii) neither Pacific nor any other person for whose conduct Pacific is legally held responsible has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of Pacific’s properties or in connection with Pacific’s operations. To the knowledge of Pacific, there is no pending or threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental  Body or other entity relating to any environmental law involving Pacific.

5.18           Undisclosed Liabilities  Pacific has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth in the Pacific March 31, 2009 financial statements (ii) liabilities set forth in Section 5.18 of the Disclosure Schedule, and (iii) of liabilities that have arisen after the most recent fiscal month end in the Ordinary Course of Business and Liabilities incurred in connection with the transactions contemplated by this Agreement.

5.19           SEC Reports.  Pacific has filed all required documents, reports and schedules with the SEC, the NASD and any applicable state or regional securities regulators or authorities (collectively, the “Pacific SEC Documents”). As of their respective dates, the Pacific SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, the NASD rules and regulations and state and regional securities laws and  regulations, as the case may be, and, at the respective times they were filed, none of the Pacific SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Pacific included in the Pacific SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of Pacific as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

5.20           No Change of Control Type Payment Obligations.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from Pacific to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Pacific, (b) increase any benefits otherwise payable to any person or entity, including without limitation any employee, director, officer or affiliate or former employee, director, officer or affiliate of Pacific, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

5.21           Consents.  Assuming the consent of the stockholders of Pacific is obtained, and assuming appropriate filings and mailings are made by Pacific under the Securities Act, the Exchange Act, with the NASD, and with the Secretary of State of Delaware, the execution and delivery by Pacific of this Agreement and the closing documents and the consummation by Pacific of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority applicable to Pacific, or its business or assets; (iii) constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Pacific, is a party or to which any of them is otherwise subject; and (iv) violate or conflict with any provision of the respective Articles of Incorporation or Certificate of Incorporation or Bylaws of either Pacific.  To the knowledge of officers of Pacific, Pacific is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder, restrict or impair the continued operation of the business of Pacific after the Closing.

5.22           Employees and Consultants.  Pacific has provided to Superior and accurate and complete list of all of its current employees, consultants or independent contractors.  Pacific is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar contract or agreement, or any other contract or agreement to provide severance payments or benefits to any employee upon termination of employment.  Pacific has no pension, retirement, savings, profit sharing, stock-based, incentive compensation or other similar employee benefit plan.

5.23           Compliance with Sarbanes Oxley. Pacific is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 applicable to it as of the date of this Agreement. Pacific maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Pacific has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Pacific and designed such disclosures controls and procedures to ensure that material information relating to Pacific, is made known to the certifying officers by others within Pacific, particularly during the period in which Pacific’s Form 10-K or 10-Q  as the case may be, is being prepared. Pacific’s certifying officers have evaluated the effectiveness of Pacific’s controls and procedures as of the date of its most recently filed periodic report (such date, the “Evaluation Date”). Pacific presented in its most recently filed periodic report the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in Pacific’s internal control over financial reporting (as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) or in other factors that could significantly affect Pacific’s internal control over financial reporting. Pacific’s auditors, at all relevant times, have been duly registered in good standing with the Public Company Accounting Oversight Board.

5.24           Permits and Licenses. Pacific holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted, except where the failure to obtain such permits, licenses, certificates, or other authorizations would have no Material Adverse Effect on Pacific.

5.25           No Disagreements With Lawyers or Accountants. There are no disagreements of any kind presently existing, or reasonably anticipated by Pacific to arise, between the accountants and lawyers formerly or presently employed by Pacific.

5.26           No Security Regulatory Investigation. Neither Pacific nor any of its past or present officers or directors is, or ever has been, the subject of any formal or informal inquiry or investigation by the SEC or the NASD.

5.27           Broker's Fees. Neither Pacific, nor anyone on its behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

5.28           Representations and Warranties. No representation or warranty by Pacific contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no current or prior event or condition of any kind or character pertaining to Pacific that may reasonably be expected to have a material adverse effect on Pacific. Except as specifically indicated elsewhere in this Agreement, all documents delivered by Pacific in connection herewith have been and will be complete originals, or exact copies thereof.

ARTICLE VI
ACTIONS PRIOR TO CLOSING

6.1           Access.  Prior to the Closing, Superior, the Superior Members and Pacific, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the Transactions. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

6.2           Public Disclosures.  Except as required by law, prior to the Closing, Superior, the Superior Members and Pacific agree not to issue any statement or communications to the public or the press regarding the Transaction without the prior written consent of the other party.  Pacific shall provide Superior with a copy of any document to be filed by Pacific with the SEC regarding this Agreement and/or the Transaction, not less than two days prior to such filing Pacific shall provide Superior with a copy of any press release or other public announcement regarding this Agreement and/or the Transaction not less than two days prior to the distribution of such press release or other public announcement.

6.3           Restrictions on Certain Actions. Prior to the Closing, except as contemplated by this Agreement, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights, options or warrants issued in respect of Pacific Common Stock after the date hereof and there shall be no dividends or other distributions paid on Pacific Common Stock after the date hereof, in each case through and including the Closing.   Prior to the Closing, Pacific shall not take any action or enter into any agreement to issue or sell any shares of capital stock of Pacific or any securities convertible into or exchangeable or exercisable for any shares of capital stock of Pacific or to repurchase, redeem or otherwise acquire any of the issued and outstanding capital stock of Pacific, without the prior written consent of the Superior.

6.4           Filing of SEC Documents.  Prior to the Closing, Pacific will timely file all required Pacific SEC Documents and comply in all material respects with the requirements of the Securities Act, the Exchange Act, the NASD rules and regulations and state and regional securities laws and regulations.

6.5           Conduct of Business.  Prior to the Closing, Pacific shall conduct its business only in the usual and ordinary course and the character of such business shall not be changed nor shall any different business be undertaken.  Prior to the Closing, except as contemplated hereby, Pacific shall not incur any Liabilities without the prior written consent of the Superior, except for Liabilities incurred in the ordinary course of business.

ARTICLE VII
CONDITIONS PRECEDENT

7.1           Conditions Precedent to the Obligations of Superior.  All obligations of Superior and Superior Members under this Agreement are subject to the fulfillment, prior to or as of the Closing, of each of the following conditions:

(a)         Superior shall have completed its due diligence review of Pacific, and the results of such review shall be satisfactory to the Superior in its sole discretion.

(b)         The representations and warranties by or on behalf of Pacific contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made at and as of such time.

(c)         Pacific shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing.

(d)         The directors of Pacific shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the Transactions.

(e)         On or before the Closing Date, Pacific shall have delivered to Superior certified copies of resolutions of the directors of Pacific approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Pacific to complete the Transaction.

(f)         Pacific shall have sufficient shares of its capital stock authorized to complete the Exchange and the Transaction.

(g)        No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect.

(h)        At Closing, all of the officers of Pacific, except David Knudson as Secretary, shall have resigned in writing and those persons listed on Exhibit 1.4 shall have been elected and/or appointed as officers and directors of Pacific.

(i)         The shares of Exchange Stock to be issued to the Superior Members at Closing will be validly issued, nonassessable and fully paid under Delaware corporation law.

(j)         Superior shall have received all necessary and required approvals and consents from required parties.

(o)       The holders of all outstanding Superior Membership Interests shall have executed the Agreement and exchanged their Superior Membership Interests of Exchange Shares pursuant to this Agreement.

7.2           Conditions Precedent to the Obligations of Pacific. All obligations of Pacific under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a)           The representations and warranties by Superior contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of such times.

(b)           Superior shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)           The holders of all outstanding Superior Membership Interests shall have executed the Agreement and exchanged their Superior Membership Interests of Exchange Shares pursuant to this Agreement.

(d)           No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect.

(e)           All financial statements required by Form 8-K shall have been delivered by Superior to Pacific.

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties made by Pacific, Superior and the Superior Members (including the representations and warranties set forth in Articles II, III and IV and the representations and warranties set forth in any certificate delivered at closing by an officer of Pacific and Superior) shall survive the Closing for a period of six months.  For purposes of this Agreement, each statement or other item of information set forth in any Schedule of a party hereto shall be deemed to be a part of the representations and warranties made by such party in this Agreement. In the event of any breach of a representation or warranty prior to the end of the survival period, an aggrieved party shall have such rights as may be available under Utah law.

ARTICLE IX
TERMINATION

9.1           Events of Termination  This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing, as follows:

(a)           by Superior if (1) there has been a material Breach (as defined below) by Pacific and, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by Pacific of notice specifying particularly such Breach, (2) if Superior determines in its sole discretion as a result of its due diligence review of Pacific that it does not wish to proceed with the Exchange, or (3) if the Closing conditions set forth in Article 7 have not been satisfied by the close of business on July 31, 2009, and Superior is not in material Breach of any provisions of this Agreement;

(b)           by Pacific if (1) there has been a material Breach by Superior and, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by Superior of notice specifying particularly such Breach, (2) if Pacific determines in its sole discretion as a result of its due diligence review of Superior that it does not wish to proceed with the Exchange, or (3) if the Closing conditions set forth in Article 7 have not been satisfied by the close of business on July 31, 2009 and Pacific is not in material Breach of any provision of this Agreement;

(c)           by mutual agreement of Superior and Pacific.

This Agreement may not be terminated after completion of the Closing.  There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement if there is or has been (a) any inaccuracy (subject to applicable knowledge and materiality qualifiers, if any) in, or breach of, or any failure to comply with, or perform, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation, or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim, or circumstance.

ARTICLE X
DOCUMENTS AT CLOSING

At the Closing, the following documents shall be delivered:

(a)           Superior will deliver, or will cause to be delivered, to Pacific the following:

(i)           a certificate executed by the President or Manager of Superior to the effect that all representations and warranties made by the Superior under this Agreement are true and correct as of the Closing, the same as though originally given to Pacific on said date;

(ii)           a certificate from the State of Florida dated within five business days of the Closing to the effect that the Superior is in good standing under the laws of Florida;

(iii)           such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(iv)           a general Release signed by each of the Superior Members;

(v)           certified copies of resolutions adopted by the Manager of the Superior authorizing the Transaction;  and

(vi)           all other items, the delivery of which is a condition precedent to the obligations of Pacific, as set forth herein.

(b)           Pacific will deliver or cause to be delivered to Superior:

(i)           stock certificates representing those securities of Superior to be issued in the Exchange as described in Section 7 hereof;

(ii)           a certificate of the President of Pacific, respectively, to the effect that all representations and warranties of Pacific made under this Agreement are true and correct as of the Closing, the same as though originally given to the Superior on said date;

(iii)           certified copies of resolutions adopted by the Board of Directors of Pacific authorizing the Transaction and all related matters;

(iv)           certificates from the State of Delaware dated within five business days of the Closing Date that Pacific is in good standing under the laws of said state;

(vi)           such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

(viii)           all other items, the delivery of which is a condition precedent to the obligations of Superior, as set forth in Section 7.1 hereof.

ARTICLE XI
MISCELLANEOUS

11.1           Further Assurances.  At any time, and from time to time, after the Effective Time, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

11.2           Waiver.  Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

11.3           Amendment.  This Agreement may be amended only in writing as agreed to by all parties hereto.

11.4           Nature of Representations.  All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

11.5           Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) three (3) days after being deposited in the mails, if sent by certified mail, with return receipt requested, postage and fees prepaid (c) upon confirmed receipt, if sent by facsimile transmission, or (d) one (1) day after sending, if sent by a nationally recognized overnight delivery service (receipt requested) specifying next day delivery, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to Sellers:

Steven Clark
c/o Superior Filtration Products, LC
Building 12A, Bay 5&6
986 West Second Street
Ogden UT, 84404

If to Pacific:

Pacific Alliance Corporation
1661 Lakeview Circle
Ogden, UT  84403

with a copy, which shall not constitute notice, to:

A. O. Headman, Jr., Esq.
Cohne, Rappaport & Segal
257 East 200 South, Suite 700
Salt Lake City, Utah 84111

11.6           Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8           Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

11.9           Entire Agreement.  This Agreement and the attached Schedules and Exhibits, is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

11.10         Assignments, Successors, and No Third-Party Rights None of the parties may assign or otherwise transfer any of their respective rights under this Agreement without the prior consent of the other parties.  Any attempted assignment in contravention of the foregoing restrictions on assignment or transfer shall be null and void.  Subject to the two preceding sentences, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, permitted assigns, heirs, executors, and personal representatives of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

11.10         Time.  Time is of the essence in the performance of this Agreement.

11.11        Severability.  If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

11.12         Responsibility and Costs.  Whether the Transaction is consummated or not, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Transaction constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto.

11.13        Inapplicability of Indemnification Provisions.  The provisions contained in Superior’s Articles of Organization and/or Operating Agreement for indemnifying officers and directors of that company shall not apply to the representations and warranties made herein by each Member or the manger or officers of Superior.

11.14        Applicable Law.  This Agreement shall be construed and governed by the internal laws of the State of Utah.

11.16        Jurisdiction and Venue.  Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Salt Lake County, State of Utah, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

SUPERIOR FILTRATION PRODUCTS, LLC,
a Florida limited liability company

By:  /s/
Name: Steven Clark
Title:  Manager

PACIFIC ALLIANCE CORPORATION,
a Delaware corporation

By:   /s/
Name:  Mark A. Scharmann

Percentage Membership                                                      Pacific Series A

Interest	Preferred Shares	SUPERIOR MEMBERS
86.317%	863,172	/s/ Jan Clark
5.770%	57,699	/s/ Steve Clark
4.121%	41,214	/s/ Randall Menscer
3.627%	36,268	/s/ Kirk Ferguson
.165%	1,649	/s/ Darrell Cossey